Exhibit 10.17

SCI Surge Components, Inc.

SOLE AGENT AGREEMENT

Surge Components, Inc. and Lelon Electronics agree to work together, with Lelon as the manufacturer supplier, and Surge as Lelon's  sole agent in North America, responsible for the sales and marketing. This agreement will   govern  the   relationship  and   the   cooperation  between   the   two companies in this strategic partnership

THIS AGREEMENT is made and entered into as of January 1, 2007, by and between Surge Components, Inc., a New York corporation (also referred to as "SCI") and:

Lelon Electronics Corp. (also referred to as "Supplier")

In their mutual best interest, and in consideration of the mutual covenants hereinafter set forth, SCI and the Lelon agree as follows:

1.  Duration of Agreement:--This Agreement shall remain in force unless terminated in accordance with paragraph thirteen.

2.   Territory:--Lelon  hereby appoints and designates SCI as their  sole  and exclusive sales agent in the territory described in schedule A.

3.   Products:--SCI is authorized to offer for sale all the products and services of   the Supplier,  on  terms   and  conditions,  and  in  accordance  with  the  general   sales   policies established from time-to-time by the Supplier and the Supplier will furnish complete and up-to date  information  on  the  product  line  to  SCI  but  retains the exclusive  right  to  define  such products and services.

4.  Competitive Products:--SCI and Lelon agree that, Lelon will not sell to   any person, firm, corporation or entity which are competitive  with the products and services being sold by Surge. For the products and services that Lelon is able to offer, Lelon is the only supplier for SCI. In case that SCI needs to have more than one supplier for the products and services that Lelon can offer, SCI needs to provide the reasons to Lelon and get Lelon's agreement  before placing any order to the new supplier.

5.  Independent Entity:--lt is  agreed that Surge will conduct all of its business in its own name as an independent contractor, and will provide competent sales staff who will apply their best efforts  to provide  sales coverage  for Lelon.  In connection with the performance  of this Agreement, the entire management and direction of the Surge's operations, including the sales organization, shall at all times be under the exclusive control and management of Surge.

6.  Operating Procedure and Communications:-- Surge agrees that it will, at all times, use its best efforts to promote the business and welfare of Lelon.

a.  Surge's duties in connection with the promotion of business for Lelon shall include but are not restricted to: active solicitation of orders, application engineering, assistance on proposal preparation, field service, liaison engineering, assistance with contract negotiations, contract administration, prompt follow-up of and reporting on sales leads, conscientious  and active promotion of Lelon products, and complete disclosure to Lelon of information pertinent to Lelon within the territory.

b. Lelon agrees to furnish Surge with copies of all correspondence and sales leads and other information pertaining to sales and prospective sales within the Surge's assigned territory promptly upon their origination.

7.  Confidentiality:--Both parties to this agreement acknowledge that it is in a confidential relationship in respect to proprietary items, trade secrets, processes, inventions, operational procedures including manufacturing and marketing secrets, customer names, selling prices, or any and all other information obtained by this association. Both parties, and their servants, employees and associates, shall not disclose during the term of this Agreement, nor at any time thereafter, any prices, trade secrets, processes,  inventions, proprietary information, operational procedures, or other information which may have been revealed to each other, its servants, employees and associates, during the term of this Agreement.

8.      Sales Promotion:--lt  is contemplated  that Lelon may from time-to-time  engage  in sales promotion and advertising on behalf of its product line in conjunction with sales activities of Surge.  In connection with such efforts, Lelon will supply reasonable quantities of promotional, advertising material without cost to the Surge.

9.  Training:--Lelon recognizes the importance of adequate training on its products, their applications and how they are sold.  Accordingly,  Lelon will from time-to-time prepare training materials and provide training programs  for Surge.   Surge agrees to make every reasonable effort to assure active participation of all appropriate personnel in its organization in the use of such materials and attendance at Lelon training events.

10.   Prices:--SCI   reserves   the   exclusive   right  to   establish   all   prices,   discounts specifications, terms and conditions governing the sale of Lelon's products and services.   SCI further reserves the right to change any and all such prices and other terms of sales at any time.

11.   Acceptance  of Orders:-    It is understood  that Lelon hereby grants to Surge the authority to solicit and obtain orders for transmittal to Lelon.  Surge has express  authorization to accept orders on behalf of Lelon and to enter into written or oral contracts or agreements of any nature on behalf of Lelon, subject to final acceptance by Lelon.

12.  Effective  Date:--This  Agreement  shall  become  effective  when  executed  by  the Surge and a duly authorized officer of Lelon as of the date first above written

13.  Termination:--This Agreement shall terminate automatically upon the occurrence of any breach of the Agreement by SCI or by the Lelon. Otherwise, termination may occur by the will of either party, with written notice, which notice must be confirmed received by the receiving party. This notice will provide a winddown of affairs  over a 6 month period, unless mutually agreed by both parties to end sooner.  Upon termination, Lelon agrees to honor and carry out the completion of all open and existing orders which they have accepted as of the termination date.

14.  Non Compete--If and upon termination, except if Surge breaches the terms of this agreement, Lelon agrees to not compete with Surge for a period of 2 years. This means that Lelon will not directly or indirectly approach, sell to, or in ayway try to take the customers and the business from these customers, that Surge has been doing with these customers at the time of termination, and for a period of 2 years.

15.  lndemnification--Lelon will maintain product liability insurance to protect against any claims regarding poor quality. Lelon will name Surge as additional insured on this policy. In any and all claims brought by customers as a result of poor quality, or that the parts aren't meeting Lelon's published spec,  Lelon will hold Surge harmless, and indemnify Surge against all claims, requiring financial compensation for damages incurred, including recall, rework, and or bodily harm, loss of reputation, loss of business.

16.  Lelon Direct Business in North America-

a.
When Lelon from time to time has interest to become the supplier for certain specific North American based customers, Lelon will communicate this interest to Surge. If Surge is unwilling to do it or Surge is unable to do this work successfully within a reasonable period of time, then Lelon will be free to select another agent to help them at the identified customer.

b.
Whether a customer will be a Surge customer or a Lelon direct customer in North America will be based on which company did the approval work. If Lelon got the approvals, then it would be a Lelon direct customer unless Lelon would like Surge to do service work.

c.	Except Lelon direct customers, if Lelon receives any inquiry from North America directly, Lelon will immediately refer it to Surge.

d.
When Lelon is invited to bid a project and finds the end customer of the project is in North America, Lelon will advise Surge of this project if the end customer is not a Lelon direct customer. If Surge didn't contact the end customer before, Lelon can bid the project directly. If Surge contacted the end customer before, Surge will bid it directly or advise Lelon on how to bid it.

e.
When a design-in of a model was gotten from a customer by Surge and the mass production is taken place at a customer handled by Lelon, Lelon will provide a reasonable percent of sales amount of the designed-in items at the Lelon-handled customer to Surge as approval commission. The price for calculating the sales amount is based on the selling price to the customer with the delivery term of FOB Taiwan/Hong Kong/Taiwan. The rate of approval commission is subject to change case by case.

f.	Surge needs to provide the details of the approval or design-in when claiming approval commission.

g.	The approval commission on a design-in of a model will be stopped when the model is phased out at the Lelon-handled customer.

17.  Free Samples-Lelon will provide reasonable samples with free of charge to Surge for customers' evaluation. Surge needs to track the sample status and report to Lelon monthly.

18.  Technical Support-Lelon will support and provide Surge will technical support  as needed to assist Surge in obtaining approval by the customer, of the Lelon brand parts.

19.  Late Deliveries-If Lelon is late on delivery, and the customer requires some parts to be shipped by air, Lelon will bear the cost of these air freight charges. Surge will always work with the customer to minimize the amount of product that may need to be shipped by air.

20.   Applicable   Laws:--  This  Agreement   shall  be  governed  by  and  construed   in accordance with the laws of the Hong Kong. The parties irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in respect of any legal action or proceedings relating to and arising out of the Agreement.

21.   Assignability:--Surge  and Lelon acknowledge that this agreement is not subject to assignment or delegation, either voluntarily or by operation of law, except with the prior written consent and agreement of both parties.

22.   Entire  Agreement:--This  instrument  contains  the  entire  agreement  between  the parties hereto in connection with the appointment of Surge as sole and exclusive sales agent of Lelon in the assigned  territory.   The Agreement  cancels  and supersedes  any and all other previous arrangements between the Lelon and SCI.  It is understood by both parties hereto that this agreement constitutes a contract between the Lelon and SCI, and shall not be transferable.

IN WITNESS WHEREOF, the parties hereto have agreed to the terms and conditions herein, and set their hands as of the day and year first above written.

SURGE COMPONENTS, INC.		LELON ELECTRONICS

By:	/s/ Ira Levy	By:	/s/ T.C. Wu
	Name: Ira Levy		Name: T.C. Wu
	Title: President		Title: President

Date: Jan. 1, 2007

SCHEDULE A

PRODUCTS: ALL	CLASS OF CUSTOMER: OEM INDUSTRIAL DISTRIBUTOR

TERRITORY:	HOUSE ACCOUNTS:

RATE OF COMMISSION: